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                                                                     EXHIBIT 5.1

                        [HALE LANE ATTORNEYS AT LAW LOGO]
              5441 Kietzke Lane / Second Floor /  Reno, Nevada 89511
               Telephone (775) 327-3000 / Facsimile (775) 786-6179
                        Website: http://www.halelane.com

                                  April 5, 2005

Warp Technology Holdings, Inc.
151 Railroad Avenue
Greenwich, CT  06830

            Re: Registration Statement on Form S-2

Ladies and Gentlemen:

      We are acting as special Nevada counsel for Warp Technology Holdings, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-2 relating to the registration under the Securities Act of 1933 (the "Act") of 30,765,704 shares of Common Stock, par value $.00001 per share (the "Common Stock") of the Company, all of which are to be offered and sold by stockholders of the Company (the "Selling Stockholders"). The shares of Common Stock being registered consist of 10,993,095 shares issuable upon conversion of outstanding shares of the Company's Series C Preferred Stock, 690,666 shares issuable in payment of dividends on the Series C Preferred Stock, 16,163,095 shares issuable upon exercise of outstanding warrants, 2,500,000 shares issuable upon conversion of outstanding Subordinated Secured Promissory Notes (collectively with the aforementioned Series C Preferred Stock and warrants, the "Derivative Securities"), and 418,848 shares issuable in payment of interest on such Subordinated Secured Promissory Notes. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

      We have reviewed and are familiar with (a) the Company's Articles of Incorporation and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Derivative Securities and the Common Stock upon conversion or exercise thereof or in payment of dividends or interest thereon, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

      Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered under the Registration Statement, when issued in accordance with the conversion and/or exercise provisions of the Derivative Securities, and when sold by the Selling Stockholders, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Sincerely,

                                          HALE LANE PEEK DENNISON AND HOWARD
                                          Professional Corporation
                                          /s/ Hale Lane

                       HALE LANE PEEK DENNISON AND HOWARD
 LAS VEGAS OFFICE: 2300 West Sahara Avenue / Eighth Floor / Box 8 / Las Vegas,
            Nevada 89102 / Phone (702) 222-2500 / Fax (702) 365-6940
     CARSON CITY OFFICE: 777 East William Street / Suite 200 / Carson City,
             Nevada 89701 / Phone (775) 684-6000 Fax (775) 684-6001